Exhibit 99.1

MEDIA:	ANALYSTS:
Jeep Bryant	Steve Lackey	One Wall Street
(212) 635-1569	(412) 234-5601	New York, NY 10286
Kevin Heine	Ken Brause
(212) 635-1569	(212) 635-1578

FOR IMMEDIATE RELEASE

THE BANK OF NEW YORK REPORTS SECOND QUARTER CONTINUING EPS OF $.59,

EXCLUDING MERGER AND INTEGRATION EXPENSES CONTINUING EPS OF $.63

Asset Management and Securities Servicing Fee Revenue increased 21% vs. year ago period

MELLON REPORTS SECOND QUARTER CONTINUING EPS OF $.67,

Asset Management and Securities Servicing Fee Revenue increased 20% vs. year ago period

Merger of THE BANK OF NEW YORK and MELLON Closed July 1,

Strong revenue and earnings momentum from both companies

NEW YORK, N.Y., July 19, 2007 -- The Bank of New York Company, Inc., which on July 1, 2007 merged with Mellon Financial Corporation creating The Bank of New York Mellon Corporation, reported second quarter income from continuing operations of $448 million and diluted earnings per share of 59 cents. The second quarter of 2007 included merger and integration expenses ($47 million) that amounted to approximately four cents per share. Excluding this amount, earnings per share from continuing operations in the second quarter of 2007 was 63 cents per share, an increase of 21% compared with income from continuing operations of $391 million, or 52 cents per share, in the second quarter of 2006. Income from continuing operations was $437 million, or 57 cents per share, in the first quarter of 2007, and excluding merger and integration expenses ($15 million) was 59 cents per share.

Since the fourth quarter of 2006, The Bank of New York’s results have included the results of the corporate trust business acquired in a swap for The Bank of New York’s retail and middle market banking businesses. This swap transaction closed on Oct. 1, 2006. The results for prior periods include the retail and middle market banking businesses in discontinued operations.

“The Bank of New York’s second quarter results reflect continued revenue momentum in asset management and securities servicing,” said Thomas A. Renyi, executive chairman of The Bank of New York Mellon. “The results in these businesses demonstrate our success in maintaining focus on our clients while successfully closing the merger with Mellon. We are now executing the disciplined, thoughtful integration plan that will support our goals for new business development and merger synergies.”

Mellon Financial Corporation reported income from continuing operations of $281 million, or 67 cents per share, in the second quarter of 2007. Mellon’s results for the second quarter of 2007 include the impact of pre-tax charges associated with merger and integration expenses ($116 million), early redemption of junior subordinated debentures ($46 million), exit costs associated with excess office space ($30 million), and a litigation reserve charge ($5 million), as well as the net benefit of a tax settlement and other discrete tax items ($122 million). Together, these amounts reduced earnings per share for the second quarter of 2007 by approximately two cents. Excluding these amounts, earnings per share from continuing operations in the second quarter of 2007 was 69 cents and increased 28% compared to income from continuing operations of $223 million, or 54 cents per share, in the second quarter of 2006. Income from continuing operations was $243 million, or 58 cents per share, in the first quarter of 2007.

“Mellon enjoyed an excellent quarter with strong momentum in both revenue and earnings, including substantial operating leverage. Together with our colleagues from The Bank of New York, we have created a global financial services growth company whose future prospects are outstanding,” said Robert P. Kelly, chief executive officer of The Bank of New York Mellon. “It was encouraging to note strong and continuing business momentum in both companies, a key goal going forward.”

On July 10, 2007, The Bank of New York Mellon declared a quarterly common stock dividend of 24 cents per share. This cash dividend is payable on Aug. 3, 2007, to shareholders of record as of the close of business on July 25, 2007.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and move their financial assets, operating in 37 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services and treasury services through a worldwide client-focused team. It has more than $20 trillion in assets under custody and administration and more than $1 trillion in assets under management, and it services more than $11 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

Earnings Release Format

This release includes the second quarter results for The Bank of New York and Mellon. A summary of second quarter highlights is presented for The Bank of New York, followed by Mellon. Other summary highlights and the financial statements for each company follow the second quarter highlights. A series of notes to the financials of the two companies begins on page 15 and includes a summary of reclassifications from prior periods.

Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Where financial measures are presented excluding certain specified amounts, we believe the presentation enhances investor understanding of period to period results.

Supplemental Financial Information

Please refer to the Quarterly Earnings Summary for supplemental combined financial information of The Bank of New York Mellon Corporation, including 5-quarter trends of fee and other revenue, net interest revenue, noninterest expense as well as combined business sector trends. The Quarterly Earnings Summary is available at bnymellon.com (Investor Relations - financial releases).

Conference Call Data

Thomas A. Renyi, executive chairman, and Robert P. Kelly, chief executive officer, along with other members of executive management from The Bank of New York Mellon, will host a conference call and simultaneous live audio webcast at 8 a.m. EDT on Thursday, July 19, 2007. This combined conference call and audio webcast will discuss the separate results of The Bank of New York and Mellon, as well as pro forma combined results of The Bank of New York Mellon Corporation. This conference call will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-2456 (U.S.) and (517) 623-4161 (International) Passcode: Earnings, or by logging on to www.bnymellon.com. The earnings release together with the quarterly earnings summary will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on July 19. Replays of the conference call and audio webcast will be available beginning July 19 at approximately 2 p.m. EDT until Thursday, Aug. 2, 2007 by dialing (800) 262-5024 (U.S.) or (402) 220-9713 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

Second Quarter Highlights of The Bank of New York Company, Inc. (comparisons are with the second quarter of 2006, unless noted otherwise):

•	Total fee and other revenue amounted to $1.580 billion, an increase of $210 million, or 15%, and represented 78% of total revenue.

The results for the first and second quarters of 2007 included the corporate trust business the Company acquired from JPMorgan Chase in October 2006 (“Acquired Corporate Trust Business”) and the December 2006 conversion of AIB/BNY Securities Services (Ireland) Ltd. (“AIB/BNY”) to a wholly-owned subsidiary; partially offset by businesses contributed in the BNY ConvergEx transaction in October 2006.

•

Assets under management, excluding securities lending assets, increased 20% to $153 billion at June 30, 2007. Assets under custody and administration increased 24% to a record level of $14.9 trillion at June 30, 2007. Assets under management increased 8% (unannualized) and assets under custody and administration increased 8% (unannualized) compared to March 31, 2007.

•

Asset and wealth management fees increased 25% to $168 million, a record quarterly level, and increased 11% (unannualized) compared with the first quarter of 2007. In addition, Performance fees amounted to $21 million in the second quarter of 2007, compared to $7 million in the second quarter of 2006 and $14 million in the first quarter of 2007. Both increases were due principally to the organic growth and performance of alternative investments products.

•

Asset servicing fees, including securities lending revenue, increased 17% to $427 million, a record quarterly level, and increased 9% (unannualized) compared with the first quarter of 2007. The increase from the second quarter of 2006 reflects increased transaction volumes and organic growth across all business products, especially global custody, both domestic and international mutual funds, exchange-traded funds, hedge fund servicing and collateral management. Excluding the impact of the consolidation of AIB/BNY, the growth rate was 12% compared to the second quarter of 2006.

•

Issuer services fees increased 77% to $367 million, and increased 15% (unannualized) compared with the first quarter of 2007. Excluding the impact of the Acquired Corporate Trust Business, issuer services fees increased approximately 9% compared to the second quarter of 2006. The sequential quarter increase reflected many seasonal factors, including a higher level of corporate actions for Depositary Receipts, as well as strength in corporate and municipal finance products in Corporate Trust, new business and an attractive market environment.

•

Clearing and execution services fees declined 14% to $291 million, and increased 3% (unannualized) compared with the first quarter of 2007. During the second quarter of 2006, the BNY ConvergEx businesses generated $74 million in execution service fees. Excluding the impact of businesses contributed at the beginning of the fourth quarter of 2006, fee revenue increased 11% compared to the second quarter of 2006.

•

Foreign exchange and other trading fees declined by $11 million, or 9%, to $117 million, and decreased 8% (unannualized) compared with the first quarter of 2007. The decline compared to both the second quarter of 2006 and first quarter of 2007 was driven primarily by the recognition of hedging costs associated with synthetic fuel tax credit investments and losses on swaps that no longer qualify as hedges.

•

Treasury services fees increased 6% to $55 million and increased 10% (unannualized) compared with the first quarter of 2007. The increase reflects higher client volumes and net new business in the global payments business.

Second Quarter Highlights of The Bank of New York Company, Inc., continued (comparisons are with the second quarter of 2006, unless noted otherwise):

•	Net interest revenue (FTE) totaled $454 million with a net interest margin of 2.01%. This compared to $365 million in the second quarter of 2006 and $429 million in the first quarter of 2007.

The majority of the increase from both prior periods reflects new business and higher client volumes. In addition, net interest revenue benefited by approximately $11 million from the May 21 conversion of the European operations of the Acquired Corporate Trust Business, which added approximately $10 billion in non-U.S. deposits. The company received net economic value payments on these deposits, which are recorded in Other Revenue, of $13 million for the second quarter and $25 million in the first quarter of 2007. On a pro forma basis, including these deposits for the full quarter and the associated net economic value payments, the net interest margin would have been approximately 1.95%.

Average deposits in the second quarter of 2007 amounted to $68.9 billion compared to $53.9 billion in the second quarter of 2006 and $58.8 billion in the first quarter of 2007. This increase compared with the prior periods reflects the impact of the Acquired Corporate Trust Business, together with new business and higher client volumes.

•	Total revenue amounted to $2.032 billion (non-FTE), an increase of 18%, and an increase of 7% (unannualized) compared with the first quarter of 2007.

•

Total noninterest expense was $1.389 billion. Excluding merger and integration expense and intangible amortization, noninterest expense was $1.313 billion, an increase of 17%, and an increase of 7% (unannualized) compared to the first quarter of 2007. The increase compared to the second quarter of 2006 principally reflects a net increase in headcount associated with the Acquired Corporate Trust Business and the consolidation of AIB/BNY, partially offset by the BNY ConvergEx transaction.

The merger and integration expenses of $47 million include $35 million related to the merger with Mellon and $12 million related to the Acquired Corporate Trust Business. The merger and integration expenses associated with Mellon include amounts for personnel-related ($17 million), integration/conversion ($15 million), and one-time costs ($3 million).

•

Provision for credit losses was a credit of $15 million compared to a credit of $1 million in the second quarter of 2006 and a credit of $15 million in the first quarter of 2007, reflecting the favorable disposition of aircraft leases and continuing excellent credit quality.

•

Pre-tax margin (FTE) was 32% in the second quarter of 2007. Excluding merger and integration expenses and amortization of intangible assets, the pre-tax margin (FTE) was 36% compared with 35% in the second quarter of 2006.

•

The effective tax rate was 31.9% compared with 33.8% in the second quarter of 2006 and 32.2% in the first quarter of 2007. The lower effective rate in the second quarter of 2007 compared to the prior year was attributable to higher foreign tax credit benefits in the second quarter of 2007.

•

Total assets at June 30, 2007 were $126 billion, an increase of $26 billion from March 31, 2007, reflecting a significant seasonal increase in client activity at quarter-end and the transition of the deposits of the Acquired Corporate Trust Business.

Second Quarter Highlights of The Bank of New York Company, Inc., continued (comparisons are with the second quarter of 2006, unless noted otherwise):

•	Return on tangible common equity was 37% for the second quarter of 2007, or 40% excluding merger and integration expenses. This compared with 31% in the second quarter of 2006.

•	The adjusted tangible shareholders’ equity ratio was 4.53% at June 30, 2007 compared to 5.47% at March 31, 2007. The decrease principally reflects growth in the balance sheet as previously discussed.

•	Average diluted shares of 766 million increased by approximately 3 million shares from the first quarter of 2007 primarily as a result of the exercise of stock options.

Second Quarter Highlights of Continuing Operations for Mellon Financial Corporation (comparisons are with the second quarter of 2006, unless noted otherwise)

•	Total fee and other revenue amounted to $1.363 billion, an increase of $205 million, or 18%, and represented 91% of total revenue.

•

Assets under management, excluding securities lending assets, increased 23% to a record level of $929 billion at June 30, 2007. Assets under custody and administration increased 20% to a record level of $5.5 trillion at June 30, 2007. Assets under management increased 5% (unannualized) and assets under custody and administration increased 5% (unannualized) compared to March 31, 2007.

•

Asset and wealth management fees increased 29% to $678 million, a record quarterly level, and increased 4% (unannualized) compared with the first quarter of 2007. The increase compared with the second quarter of 2006 reflects strong net asset flows over the past 12 months, improved equity markets and acquisitions, as well as a higher yield on average assets under management. Excluding the impact of acquisitions, asset and wealth management fees increased 22%. In addition, Performance fees amounted to $42 million, a decline of 12% compared to the second quarter of 2006 and an increase of 23% compared to the first quarter of 2007.

•

Asset servicing fees, including securities lending revenue, increased 16% to $281 million and increased 12% (unannualized) compared to the first quarter of 2007. The increase compared to the second quarter of 2006 reflects the impact of net new business, as well as higher earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures.

•	Issuer services fees decreased 11% to $48 million. This decline resulted from a lower level of corporate actions and reimbursable expenses.

•

Foreign exchange and other trading fees decreased 20% to $59 million, and increased 8% (unannualized) compared with the first quarter of 2007. The second quarter of 2006 was a record quarter given extreme levels of volatility in the markets.

•

Investment income totaled $38 million compared to $10 million in the second quarter of 2006 and $25 million in the first quarter of 2007. The increase compared to both periods principally reflects returns on seed capital investments associated with new product development for the asset management businesses.

•

Net interest revenue (FTE) totaled $138 million, an increase of 18%, or $22 million compared with the second quarter of 2006 and 7%, or $9 million compared with the first quarter of 2007. The increases reflect higher levels of client deposits as well as the net benefit from the early redemption of junior subordinated debentures and the reset of adjustable rate securities.

The net interest margin (FTE) for the second quarter of 2007 was 1.79% compared to 1.70% for the second quarter of 2006.

•	Total revenue amounted to $1.497 billion (non-FTE), an increase of 18%, or $226 million and an increase of 7% (unannualized) compared to the first quarter of 2007.

Second Quarter Highlights of Continuing Operations for Mellon Financial Corporation, continued (comparisons are with the second quarter of 2006, unless noted otherwise)

•

Total noninterest expense was $1.267 billion. Excluding merger and integration and intangible amortization, noninterest expense was $1.140 billion, an increase of 20%, or $189 million. In addition, excluding the amounts associated with the early redemption of the subordinated debentures, exit costs associated with excess real estate and the litigation reserve charge, the total increase was $108 million, or 12%, compared to the second quarter of 2006. The expense growth was principally in support of new business, acquisitions and merit increases.

The early redemption of the two series of junior subordinated debentures impacted other expense ($46 million). The exit costs associated with excess real estate impacted occupancy ($30 million). The litigation charge impacted professional and legal ($5 million).

The merger and integration expenses of $116 million principally included amounts for personnel-related ($62 million), transaction costs ($39 million) and integration/conversion ($14 million).

•

Pre-tax margin (FTE) was 16% compared to 26% in the second quarter of 2006. Excluding the impact of the second quarter 2007 charges noted above as well as the amortization of intangible assets, the pre-tax margin (FTE) was 30%.

•

The effective tax rate was negative 20.6%. Excluding the net tax benefit of $122 million the effective tax rate was 31.7%, compared with 29.3% in the second quarter of 2006. This increase reflects the impact of discrete tax benefits recorded in the second quarter of 2006.

•

Return on tangible common equity was 53% in the second quarter of 2007. Excluding the impact of the second quarter 2007 charges noted above, the return on tangible common equity was 54% compared with 49% in the second quarter of 2006.

•	The adjusted tangible shareholders’ equity ratio was 5.99% at June 30, 2007 compared to 5.75% at March 31, 2007.

•	Average diluted shares totaled 419 million, essentially flat compared with the first quarter of 2007.

THE BANK OF NEW YORK COMPANY, INC.

Financial Highlights

	Quarter ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	June 30, 2007		March 31, 2007	June 30, 2006
Continuing Operations:
Fee and other revenue	$ 1,580		$ 1,475	$ 1,370
Net interest revenue	452		427	358

Total revenue	$ 2,032		$ 1,902	$ 1,728

EPS from continuing operations (a):
As reported	$ .59		$ .57	$ .52
As reported - non-GAAP adjusted (b)	.63		.59	.52

Return on tangible common equity:
GAAP	37.3%		39.2%	30.8%
Non-GAAP adjusted (b)	39.8%		40.1%	30.8%

Return on equity:
GAAP	15.5%		15.7%	15.9%
Non-GAAP adjusted (b)	16.7%		16.1%	15.9%

Fee and other revenue as a percentage of total revenue (FTE)	78%		77%	79%
Annualized fee and other revenue per employee (in thousands) (based on average headcount)	$274		$ 259	$ 275

Non-U.S.:
Percent of revenue (FTE)	32%		30%	30%
Percent of pre-tax income (FTE) - non-GAAP adjusted (b)	30%		24%	32%

Pre-tax operating margin (FTE):
GAAP	32%		34%	34%
Non-GAAP adjusted (b)	36%		36%	35%
Net interest margin (FTE) (c)	2.01%		2.18%	1.95%

Selected average balances (c):
Interest-earning assets	$ 90,557		$ 79,075	$75,380
Total assets	$114,278		$101,975	$96,395
Interest-bearing deposits	$ 53,610		$ 43,862	$43,015
Noninterest-bearing deposits	$ 15,334		$ 14,903	$10,869
Shareholders’ equity	$ 11,566		$ 11,277	$ 9,882

Average common shares and equivalents outstanding:
Basic	752,367		750,737	756,255
Diluted	766,018		763,083	764,713

Period-end data
Assets under management (in billions) (d)	$ 153		$ 142	$ 127
Assets under custody and administration (in trillions)	$ 14.9		$ 13.8	$ 12.0
Cross-border assets (in trillions)	$ 6.2		$ 5.0	$ 4.1
Securities lending cash collateral assets (in billions) (d)	$ 332		$ 339	$ 315

Employees	23,200		23,100	20,000

Tier I capital ratio (e)	8.1%	(f)	8.43%	7.96%
Total (Tier I plus Tier II) capital ratio (e)	12.1%	(f)	12.81%	12.06%
Adjusted tangible shareholders’ equity to assets ratio (e)	4.53%		5.47%	5.19%

Book value per common share	$ 15.56		$ 15.20	$ 13.18
Dividends per share	$ 0.22		$ 0.22	$ 0.21
Dividend yield	2.12%		2.17%	2.61%
Closing common stock price per share	$ 41.44		$ 40.55	$ 32.20
Market capitalization	$ 31,495		$ 30,750	$24,562

(a)   Earnings per share are not presented in post-merger share count terms. See page 14 for additional information.

(b)   Calculated excluding merger and integration expenses. The pre-tax operating margin for all periods presented also excludes intangible amortization.

(c)   Prior periods calculated on a continuing operations basis.

(d)   Amounts have been reclassified. See discussion on page 15.

(e)   Includes discontinued operations.

(f)   Preliminary.

THE BANK OF NEW YORK COMPANY, INC.

Condensed Consolidated Income Statement

	Quarter ended			Six months ended
(in millions, except per share amounts)	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Fee and other revenue
Securities servicing fees:
Asset servicing	$ 427	$ 393	$ 365	$ 820	$ 700
Issuer services	367	319	207	686	361
Clearing and execution services	291	282	337	573	679

Total securities servicing fees	1,085	994	909	2,079	1,740
Asset and wealth management fees	168	151	134	319	260
Performance fees	21	14	7	35	14
Foreign exchange and other trading activities	117	127	128	244	239
Treasury services	55	50	52	105	103
Distribution and servicing	2	2	1	4	2
Investment income	39	36	38	75	74
Financing-related fees	61	52	64	113	127
Securities gains (losses)	(2)	2	3	-	(1)
Other	34	47	34	81	77

Total fee and other revenue	1,580	1,475	1,370	3,055	2,635

Net interest revenue
Interest revenue	1,162	1,021	910	2,183	1,723
Interest expense	710	594	552	1,304	1,026

Net interest revenue	452	427	358	879	697
Provision for credit losses	(15)	(15)	(1)	(30)	(1)

Net interest revenue after provision for credit losses	467	442	359	909	698

Noninterest expense
Staff	752	720	656	1,472	1,260
Professional, legal and other purchased services	132	130	85	262	167
Distribution and servicing	4	4	4	8	8
Net occupancy	81	79	68	160	136
Furniture and equipment	54	50	48	104	99
Software	57	54	53	111	108
Business development	37	30	28	67	51
Sub-custodian expenses	42	34	36	76	70
Clearing and execution	44	37	59	81	109
Communications	23	19	22	42	48
Other	87	72	64	159	123

Subtotal	1,313	1,229	1,123	2,542	2,179
Amortization of intangible assets	29	28	15	57	28
Merger and integration expense:
The Bank of New York Mellon	35	4	-	39	-
Acquired Corporate Trust Business	12	11	-	23	-

Total noninterest expense	1,389	1,272	1,138	2,661	2,207

Income
Income from continuing operations before income taxes	658	645	591	1,303	1,126
Provision for income taxes	210	208	200	418	375

Income from continuing operations	448	437	391	885	751
Discontinued operations:
Income (loss) from discontinued operations	(4)	(5)	99	(9)	201
Provision (benefit) for income taxes	(1)	(2)	42	(3)	82

Discontinued operations income (loss), net	(3)	(3)	57	(6)	119

Net income	$ 445	$ 434	$ 448	$ 879	$ 870

Earnings per share (a)
Basic:
Income from continuing operations	$ .60	$ .58	$ .52	$ 1.18	$ .99
Income (loss) from discontinued operations, net	-	-	.07	(.01)	.15

Net income	$ .59 (b)	$ .58	$ .59	$ 1.17	$ 1.14
Diluted:
Income from continuing operations	$ .59	$ .57	$ .52	$ 1.16	$ .98
Income (loss) from discontinued operations, net	-	-	.07	(.01)	.15

Net income	$ .58 (b)	$ .57	$ .59	$ 1.15	$ 1.13

(a)   Earnings per share are not presented in post-merger share count terms. See page 14 for additional information.

(b)   Amounts do not foot due to rounding.

THE BANK OF NEW YORK COMPANY, INC.

Condensed Consolidated Balance Sheet

(dollar amounts in millions, except per share amounts)	June 30, 2007	Dec. 31, 2006	June 30, 2006

Assets
Cash and due from banks	$3,265	$2,840	$3,010
Interest-bearing deposits with banks	22,882	13,172	11,978
Federal funds sold and securities purchased under resale agreements	11,998	5,114	2,235
Securities:
Held-to-maturity (fair value of $1,386; $1,710 and $2,108)	1,416	1,729	2,167
Available-for-sale	25,783	19,377	25,188

Total securities	27,199	21,106	27,355
Trading assets	3,374	5,544	6,065
Loans	38,404	37,793	35,650
Reserve for loan losses	(282)	(287)	(337)

Net loans	38,122	37,506	35,313
Premises and equipment	1,119	1,050	963
Accrued interest receivable	480	422	394
Goodwill	5,120	5,172	3,784
Intangible assets	1,437	1,453	885
Other assets	11,332	9,973	7,953
Assets of discontinued operations	5	18	8,946

Total assets	$126,333	$103,370	$108,881

Liabilities
Deposits
Noninterest-bearing (principally domestic offices)	$20,619	$19,554	$15,930
Interest-bearing deposits in domestic offices	9,680	10,041	9,958
Interest-bearing deposits in foreign offices	51,054	32,551	30,853

Total deposits	81,353	62,146	56,741
Federal funds purchased and securities sold under repurchase agreements	1,543	790	1,177
Trading liabilities	2,612	2,507	2,938
Payables to customers and broker-dealers	7,900	7,266	6,638
Other borrowed funds	1,809	1,625	1,026
Accrued taxes and other expenses	4,230	5,129	3,864
Other liabilities (including allowance for lending related commitments of $133, $150 and $143)	4,205	3,477	4,503
Long-term debt	10,796	8,773	8,207
Liabilities of discontinued operations	56	64	13,731

Total liabilities	114,504	91,777	98,825

Shareholders’ equity (a)
Common stock-par value $7.50 per share, authorized 2,400,000,000 shares, issued 1,055,982,946; 1,053,752,916 and 1,048,879,688;	7,920	7,903	7,867
Additional capital	2,293	2,142	1,965
Retained earnings	9,987	9,444	7,636
Accumulated other comprehensive loss, net of tax	(824)	(317)	(231)
Less: Treasury stock of 295,864,391; 297,790,159 and 285,896,449 shares, at cost	(7,544)	(7,576)	(7,174)
Loan to ESOP (101,753; 101,753 and 203,507 shares)	(3)	(3)	(7)

Total shareholders’ equity	11,829	11,593	10,056

Total liabilities and shareholders’ equity	$126,333	$103,370	$108,881

(a)   Par values and share information have not been adjusted to the post-merger terms. See page 14 for additional information.

Note:  The balance sheet at Dec. 31, 2006 has been derived from the audited financial statements as of that date.

MELLON FINANCIAL CORPORATION

Financial Highlights

	Quarter ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	June 30, 2007		March 31, 2007	June 30, 2006
Continuing operations:
Fee and other revenue	$ 1,363		$ 1,280	$ 1,158
Net interest revenue	134		125	113

Total revenue	$ 1,497		$ 1,405	$ 1,271

EPS from continuing operations:
GAAP	$ .67		$ .58	$ .54
Non-GAAP adjusted (a)	.69		.61	.54

Return on tangible common equity:
GAAP	52.5%		52.0%	48.8%
Non-GAAP adjusted (a)	53.8%		54.8%	48.8%

Return on equity:
GAAP	22.4%		20.8%	21.4%
Non-GAAP adjusted (a)	23.0%		21.9%	21.4%

Fee and other revenue as a percentage of total revenue (FTE)	91%		91%	91%
Annualized fee and other revenue per employee (in thousands) (based on average headcount)	$ 316		$ 305	$ 279

Non-U.S.:
Percent of revenue (FTE)	26%		25%	21%
Percent of pre-tax income (FTE) - non-GAAP adjusted (a)	25%		23%	20%

Pre-tax operating margin (FTE):
GAAP	16%		26%	26%
Non-GAAP adjusted (a)	30%		28%	26%
Net interest margin (FTE) (b)	1.79%		1.78%	1.70%

Selected average balances (b):
Interest-earning assets	$30,682		$29,196	$27,120
Total assets	$42,707		$41,042	$39,104
Interest-bearing deposits	$18,839		$17,571	$15,722
Noninterest-bearing deposits	$ 8,668		$ 8,397	$ 8,362
Shareholders’ equity	$ 5,033		$ 4,746	$ 4,182

Average common shares and equivalents outstanding:
Basic	413,885		412,357	408,154
Diluted	419,297		418,599	412,986

Period-end data
Assets under management (in billions) (c)	$ 929		$ 883	$ 755
Net inflows (for the quarter) (in billions) (c)	$ 16		$ 3	$ 21
Assets under custody and administration (in trillions) (c)	$ 5.5		$ 5.2	$ 4.6
Securities lending cash collateral (in billions) (c)	$ 234		$ 223	$ 151

Employees	17,400		17,100	16,700

Tier I capital ratio (d)	11.7%	(e)	12.89%	10.85%
Total (Tier I plus Tier II) capital ratio (d)	17.3%	(e)	18.89%	16.77%
Adjusted tangible shareholders’ equity to assets ratio (d)	5.99%		5.75%	5.49%

Book value per common share	$ 12.42		$ 11.76	$ 10.31
Dividends per share	$ .22		$ .22	$ .22
Dividend yield	2.0%		2.0%	2.6%
Closing common stock price per share	$ 44.00		$ 43.14	$ 34.43
Market capitalization	$ 18,407		$17,961	$14,166
(a)	Calculated excluding items detailed on page 1 in 2Q07; excluding merger and integration expense ($8 million) and a litigation reserve charge ($12 million) in 1Q07. The pre-tax margin for all periods presented also excludes intangible amortization.
(b)	Prior periods calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(c)	Amounts have been reclassified. See discussion on page 15.
(d)	Includes discontinued operations.
(e)	Preliminary.

MELLON FINANCIAL CORPORATION

Condensed Consolidated Income Statement

	Quarter ended				Six months ended
(in millions, except per share amounts)	June 30, 2007	March 31, 2007	June 30, 2006		June 30, 2007	June 30, 2006
Fee and other revenue
Securities servicing fees:
Asset servicing	$ 281	$ 252	$ 244		$ 533	$ 468
Issuer services	48	52	54		100	102
Clearing and execution services (a)	4	2	3		6	5

Total Securities servicing fees	333	306	301		639	575
Asset and wealth management fees (a)	678	650	527		1,328	1,027
Performance fees	42	35	48		77	106
Foreign exchange and other trading activities (a)	59	55	74		114	135
Treasury services	66	66	68		132	138
Distribution and servicing (a)	81	82	67		163	129
Investment income (a)	38	25	10		63	38
Financing-related fees	8	11	11		19	26
Securities gains	3	-	-		3	-
Other (a)	55	50	52		105	104

Total fee and other revenue	1,363	1,280	1,158		2,643	2,278
Net interest revenue
Interest revenue	429	400	343		829	659
Interest expense	295	275	230		570	427

Net interest revenue	134	125	113		259	232
Provision for credit losses	(3)	3	(3)		-	(2)

Net interest revenue after provision for credit losses	137	122	116		259	234
Noninterest expense (b)
Staff	551	537	486		1,088	1,000
Professional, legal and other purchased services	121	115	114		236	218
Distribution and servicing	151	142	126		293	241
Net occupancy	91	56	58		147	117
Furniture and equipment	26	28	24		54	49
Software	20	18	21		38	41
Business development	35	28	28		63	53
Sub-custodian expenses	18	17	14		35	27
Clearing and execution	-	-	-		-	-
Communications	10	6	8		16	17
Other	117	81	72		198	135

Subtotal	1,140	1,028	951		2,168	1,898
Amortization of intangible assets	11	12	7		23	14
Merger and integration expense	116	8	-		124	-

Total noninterest expense	1,267	1,048	958		2,315	1,912

Income
Income from continuing operations before income taxes	233	354	316		587	600
Provision (benefit) for income taxes	(48)	111	93		63	184

Income from continuing operations	281	243	223		524	416
Discontinued operations:
Income from discontinued operations	1	11	14		12	28
Provision for income taxes	7	2	5		9	5

Discontinued operations income (loss), net	(6)	9	9		3	23

Net income	$ 275	$ 252	$ 232		$ 527	$ 439

Earnings per share
Basic:
Income from continuing operations	$ .68	$ .59	$ .55		$ 1.27	$ 1.02
Income (loss) from discontinued operations, net	.(01)	.02	.03		.01	.06

Net income	$ .67	$ .61	$ .56	(c)	$ 1.28	$ 1.07	(c)
Diluted:
Income from continuing operations	$ .67	$ .58	$ .54		$ 1.25	$ 1.01
Income (loss) from discontinued operations, net	(.01)	.02	.03		.01	.06

Net income	$ .66	$ .60	$ .56	(c)	$ 1.26	$ 1.06	(c)
(a)	During the second quarter of 2007, certain reclassifications were made to better characterize and/or integrate our revenue classifications with The Bank of New York. See pages 15 and 16 for additional information.
(b)	Merger and integration expense is now reported as a separate line item. See page 16 for additional information.
(c)	Amounts do not foot due to rounding.

MELLON FINANCIAL CORPORATION

Condensed Consolidated Balance Sheet

(dollar amounts in millions, except per share amounts)	June 30, 2007	Dec. 31, 2006	June 30, 2006

Assets
Cash and due from banks	$ 2,110	$ 2,854	$ 2,359
Interest bearing deposits with banks	4,437	2,409	1,554
Federal funds sold and securities purchased under resale agreements	1,381	1,133	1,855
Securities:
Held-to-maturity (fair value of $40, $95 and $106)	40	94	104
Available for sale	18,357	18,573	18,179

Total securities	18,397	18,667	18,283
Trading assets	1,305	1,116	1,120
Loans	7,093	5,989	6,872
Reserve for loan losses	(54)	(56)	(58)

Net loans	7,039	5,933	6,814
Premises and equipment	536	560	592
Accrued interest receivable	92	98	95
Goodwill	2,558	2,464	2,212
Intangible assets	367	383	139
Other assets	4,948	4,927	5,169
Assets of discontinued operations	-	934	-

Total assets	$43,170	$41,478	$40,192

Liabilities
Deposits
Noninterest-bearing (principally domestic offices)	$ 8,476	$ 8,288	$ 9,049
Interest-bearing deposits in domestic offices	12,448	13,758	11,237
Interest-bearing deposits in foreign offices	8,062	5,285	6,257

Total deposits	28,986	27,331	26,543
Federal funds purchased and securities sold under repurchase agreements	1,328	1,140	1,243
Trading liabilities	556	460	528
Payables to customers and broker-dealers	-	-	-
Other borrowed funds	59	91	378
Accrued taxes and other expenses	1,494	1,843	1,594
Other liabilities (including allowance for lending related commitments of $86, $84 and $81)	1,254	852	1,076
Long-term debt	4,299	5,053	4,589
Liabilities of discontinued operations	-	32	-

Total liabilities	37,976	36,802	35,951

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional capital	2,065	1,983	1,953
Retained earnings	7,673	7,369	7,095
Accumulated other comprehensive loss, net of tax	(122)	(146)	(145)
Treasury stock of 170,331,472; 173,425,195 and 177,223,361 shares, at cost	(4,716)	(4,824)	(4,956)

Total shareholders’ equity	5,194	4,676	4,241

Total liabilities and shareholders’ equity	$43,170	$41,478	$40,192

Note: The balance sheet at Dec. 31, 2006 has been derived from audited financial statements as of that date.

Nonperforming Assets

The Bank of New York: Nonperforming assets were $27 million at June 30, 2007, down from $32 million at June 30, 2006 and $29 million at March 31, 2007. The sequential-quarter decline reflects paydowns of a foreign commercial loan.

Mellon: Nonperforming assets totaled $3 million at June 30, 2007, down from $14 million at June 30, 2006 and unchanged from March 31, 2007. The decrease compared with June 30, 2006 was due to the payment of a regional airline lease receivable.

Consolidated Net Income Including Discontinued Operations

The Bank of New York: Net income, including discontinued operations, totaled $445 million, or 58 cents per share, in the second quarter of 2007, compared with $448 million, or 59 cents per share, in the second quarter of 2006, and $434 million, or 57 cents per share, in the first quarter of 2007.

Mellon: Net income, including discontinued operations, totaled $275 million, or 66 cents per share, in the second quarter of 2007, compared with $232 million, or 56 cents per share, in the second quarter of 2006, and $252 million, or 60 cents per share, in the first quarter of 2007.

The Bank of New York Historical Earnings Per Share

In the merger transaction between The Bank of New York and Mellon, The Bank of New York shareholders received .9434 shares of The Bank of New York Mellon common stock for each share of The Bank of New York common stock outstanding on the closing date of the merger. Mellon Financial Corp. shareholders received one share of The Bank of New York Mellon common stock for each share of Mellon Financial Corp. common stock outstanding on the closing date of the merger. Historical earnings per share for The Bank of New York are not presented in post-merger share count terms in this Earnings Release and the Quarterly Earnings Summary. Earnings per share for The Bank of New York will be presented reflecting the conversion ratio in the second quarter 2007 Form 10-Q as shown in the table below.

Continuing operations - fully diluted earnings per share - The Bank of New York	Quarter ended					Six months ended
	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	June 30, 2007	June 30, 2006
As reported	$.52	$.39	$.56	$.57	$.59	$1.16	$ .98
As reported adjusted for exchange ratio (GAAP)	.54	.41	.60	.61	.62	1.23	1.03

As reported non-GAAP adjusted (a)	.52	.47	.58	.59	.63	1.21	.98
Non-GAAP adjusted for exchange ratio (a)	.54	.50	.61	.62	.66	1.28	1.03

(a) Excluding merger and integration expenses.

Note:  Certain amounts do not foot due to rounding.

In addition, all authorized, issued, treasury stock and loan to ESOP share amounts will be adjusted, in the second quarter 2007 Form 10-Q, for the conversion ratio of .9434 described above.

Notes on Financial Disclosures to Conform Presentation of Financial Statements

Assets under management/Securities lending cash collateral assets

Effective with the current disclosure, The Bank of New York and Mellon disclose total securities lending cash collateral assets separately. In previous disclosures, a portion of securities lending cash collateral assets was included in total assets under management for both The Bank of New York and Mellon. The table below provides a reconciliation of assets under management as originally reported to the current disclosure format.

Assets Under Management Reconciliation (in billions)	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007
Assets under management - originally reported:
The Bank of New York	$ 170	$ 179	$ 190	$ 196
Mellon (a)	870	918	995	1,034
Subtotal	1,040	1,097	1,185	1,230

Securities lending asset adjustment (b):
The Bank of New York	(43)	(48)	(48)	(54)
Mellon (a)	(115)	(123)	(126)	(151)
Total adjustments	(158)	(171)	(174)	(205)

Assets under management:
The Bank of New York	127	131	142	142
Mellon (a)	755	795	869	883
Assets under management - Total The Bank of New York Mellon	$ 882	$ 926	$1,011	$1,025

(a)   Does not include securities lending assets of the ABN AMRO Mellon J.V.

(b)   Reflects portion of securities lending assets previously reported as assets under management.

A new disclosure detailing total securities lending cash collateral assets has been added to both the Earnings Release and Quarterly Earnings Summary. See pages 8 and 11 of this Earnings Release and pages 7 and 11 of the Quarterly Earnings Summary for the new disclosure.

Assets under custody and administration

Effective with the current disclosure, assets that The Bank of New York Mellon manages and serves also as the custodian are included in both the assets under management and assets under custody/administration totals. In previous disclosures Mellon excluded, from total assets under custody and administration, assets that Mellon manages and serves as the custodian. These assets were previously only included in the assets under management. The impact of this change is to increase pro forma combined assets under custody/administration by $364 billion at June 30, 2006, $376 billion at Sept. 30, 2006, $393 billion at Dec. 31, 2006 and $398 billion at March 31, 2007.

Clearing and execution services revenue

During the second quarter of 2007, certain of The Bank of New York’s and Mellon’s clearing and execution services revenue was reclassified from other revenue. This reclassification was done for reporting consistency of clearing services revenue for the combined company (The Bank of New York Mellon). The impact of the reclassification for Mellon decreased other revenue and increased clearing services revenue by $3 million in the 2Q06, $2 million in each of the 3Q06, 4Q06 and 1Q07 and $5 million in the first six months of 2006. The impact of the reclassification for The Bank of New York decreased other revenue and increased clearing and execution services revenue by $4 million in each of the 4Q06 and 1Q07 quarters, with no changes in 2Q06 or 3Q06. All prior period amounts have been reclassified and did not affect the results of operations.

Treasury services previously named Global payment services

There have not been any changes to the fee revenue associated with this line item.

Distribution and service fees

During the second quarter of 2007, certain fees of Mellon’s European asset management operations were reclassified to asset and wealth management fee revenue from distribution and servicing fee revenue. This reclassification was done to better characterize these fees due to the nature of their contracts. The impact of the reclassification decreased distribution and services fees and increased asset and wealth management fee revenue by $41 million in the 2Q06, $36 million in the 3Q06, $24 million in the 4Q06, $41 million in the 1Q07 and $77 million in the first six months of 2006. All prior period amounts have been reclassified and did not affect the results of operations.

Investment income previously named Asset/investment income

During the second quarter of 2007, Mellon’s equity investment revenue was reclassified to other revenue from investment income. This reclassification was done for reporting consistency of equity investment income for the combined company. The impact of the reclassification decreased investment income and increased other revenue by $5 million in the 2Q06, $2 million in the 3Q06, $7 million in the 4Q06, $3 million in the 1Q07 and $8 million in the first six months of 2006. All prior period amounts have been reclassified and did not affect the results of operations.

Investment income - return on seed capital investments

We often invest in our asset management products during the start-up phase of the investments. These investments provide sufficient capital for new products to achieve their stated investment objectives. During the second quarter, The Bank of New York and Mellon’s seed capital gains (losses) previously recorded in foreign exchange and other trading revenue were reclassified to investment income. This classification better characterizes the revenue relative to the nature of the investments. The impact of the reclassification from foreign exchange and other trading revenue to investment income on Mellon was a decrease of $6 million in the 2Q06 and increases of $3 million in the 3Q06, $14 million in the 4Q06, $5 million in the 1Q07 and $4 million for the first six months of 2006. The impact of the reclassification to investment income on The Bank of New York resulted in no change in the 2Q06, and increases of $1 million in the 3Q06, $2 million in the 4Q06, $1 million in the 1Q07 and $2 million for the first six months of 2006. All prior period amounts have been reclassified and did not affect the results of operations.

Merger and integration expense

Effective with the current disclosure, Mellon’s merger and integration charges are reported as a separate line item. In previous disclosures, Mellon reported merger and integration charges in various noninterest expense categories. The impact of the change was to reduce previously reported staff and professional, legal and other purchased services expense for Mellon. All prior period amounts have been reclassified and did not affect the results of operations.

Cautionary Statement

The information presented in this Earnings Release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, statements with respect to future financial goals, the merger of The Bank of New York and Mellon, including expectations with respect to the merged companies, integration and operations after the merger, future growth and prospect. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon (the Company) which make reference to the cautionary factors described in this Earnings Release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the businesses of The Bank of New York and Mellon may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; the combined company may not realize, to the extent or at the time it expects, revenue synergies and cost savings from the transaction; revenues following the transaction may be lower than expected as a result of losses of customers or other reasons; deposit attrition, operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; geographic sources of income; and levels of tax-free income. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission and The Bank of New York Company, Inc.’s and Mellon Financial Corporation’s historical reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of July 19, 2007, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.